UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2005

CEDAR SHOPPING CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

0-14510 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective as of December 19, 2005, Cedar Shopping Centers, Inc. (the “Company”) adopted the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan (the “2005 Plan”). Any employee or director of the Company who has been selected by the Board of Directors of the Company will be eligible to participate in the 2005 Plan. The 2005 Plan provides for both elective cash deferrals (i.e., salary and bonus) and nonelective stock deferrals. In addition, participants will be permitted to defer dividends under the 2005 Plan.

The 2005 Plan provides for a minimum of 12 different types of investment fund options (the “Notional Investment Options”) in which participants may elect to have their cash deferral accounts notionally invested. In addition, in the event of a change in control of the Company or upon the occurrence of certain other types of transactions involving the Company (a “Transaction”), the “brokerage account investment option” will become available to all participants, pursuant to which participants will be entitled to direct the investment of their 2005 Plan accounts from amongst any publicly traded securities or other investment products offered by their selected financial institution.

Stock deferral accounts will be deemed to be invested in Company stock. The Notional Investment Options will not be available with respect to the stock deferral accounts until the earlier to occur of the vesting date of the stock deferral account, or the occurrence of a change in control or a Transaction. The “brokerage account investment option” will not be available with respect to the stock deferral accounts until the occurrence of a change in control or Transaction.

Participants will be 100% vested at all times with respect to all cash deferrals, and will vest with respect to stock deferral awards as provided under the Company’s stock incentive plan and the applicable stock award agreement. Accelerated vesting will occur upon a termination without cause, a termination for good reason, death, disability, retirement, or a change in control. Participants will be 100% vested with respect to any deferred dividends.

The original distribution date of a cash deferral will be the 61st month following the end of the year the deferral is made (or earlier, upon a termination of employment other than death or retirement). The original distribution date of a stock deferral will be the January 1st following the 3rd anniversary of the stock award. Not less than 12 months prior to the original distribution date, participants may elect to further defer distributions to a date not less than 5 years and not more than 20 years from the original distribution date. In addition, participants may then elect to receive their distributions either in a lump sum payment or quarterly payments over a period of not more than 20 years. Further deferrals are permitted, subject to the same limitations. Premature distributions are not permitted under the 2005 Plan. However, early financial hardship withdrawals will be permitted if certain conditions are met.

In addition, a “rabbi” trust has been established in conjunction with the adoption of the 2005 Plan in order for the Company to make contributions to provide itself with a source of funds to assist it in meeting its liabilities under the 2005 Plan. The assets of the trust will be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

The Company adopted the Cedar Shopping Centers, Inc. Senior Executive Deferred Compensation Plan (the “2003 Plan”) effective as of October 29, 2003. The 2003 Plan has since been amended from time to time, and the following is a summary outline of the amendments to the 2003 Plan that were adopted by the Company effective as of December 19, 2005:

Brokerage Account Investment Option. The 2003 Plan has been amended to provide that upon the occurrence of certain types of corporate transactions involving the Company, a “brokerage account investment option” will become available to all participants under the 2003 Plan, pursuant to which the participants will be entitled to direct the investment of their 2003 Plan accounts from amongst any publicly traded securities or other investment products offered by their selected financial institution.

Plan Amendments. The 2003 Plan has been amended to restrict the ability to eliminate or limit the availability of the “brokerage account investment option” following the occurrence of certain types of corporate transactions involving the Company.

Plan Termination. The 2003 Plan has been amended to provide that upon any termination of the 2003 Plan (including, in certain cases, a constructive termination of the 2003 Plan), all 2003 Plan benefits will be distributed immediately and each participant will be entitled to a tax gross-up payment.

Transfer of Unvested Stock Awards. Any awards of units of Company stock made to 2003 Plan participants (pursuant to the Company’s stock incentive plan or otherwise) that were deferred under the 2003 Plan and not 100% vested as of January 1, 2005, will be deferred under the new 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan, effective as of December 19, 2005.

Plan Trust Amendments. Corresponding provisions of the 2003 Plan trust (as applicable) have also been amended as described above.

The foregoing description is a summary and is qualified in its entirety by reference to the exhibits which are filed herewith.

Item 9.01  Financial Statements and Exhibits.

Exhibits

Exhibits 10.1 10.2	2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan Cedar Shopping Centers, Inc. Deferred Compensation Plan, as amended by Amendments No. 1, 2 and 3

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2005

CEDAR SHOPPING CENTERS, INC. By: /s/ Leo S. Ullman Leo S. Ullman Chairman, President and CEO